Exhibit 99.1
Horsehead Holding Corp. Announces Fourth Quarter 2008 Earnings
     Pittsburgh, Pa., March 2 — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported consolidated net income of $6.3 million for the fourth quarter of 2008, or $0.18 per diluted share, on net sales of $91.8 million. For the fourth quarter of 2007, Horsehead reported consolidated net income of $17.2 million, or $0.49 per diluted share, on net sales of $119.2 million. Consolidated net income was $39.4 million, or $1.12 per diluted share, for the twelve months of 2008 compared to net income of $90.7 million, or $2.85 per diluted share, for 2007. Some of the major factors affecting the fourth quarter results compared to the prior year same period include:
•	A 23% decline in revenue, primarily attributable to a 55% decrease in the price of zinc and a 21% decline in zinc product shipments, partially offset by a 31% increase in revenue due to the Company’s hedging program;

•	A 26% decrease in electric arc furnace (“EAF”) dust receipts as domestic steel production declined approximately 30%;

•	A reduction in cost of sales of 25%, before the effect of a $9.0 million write-down of inventory to net realizable value due to the dramatic decline in zinc price during the period; and

•	Improved liquidity with cash and cash equivalents of $122.8 million, revolving credit facility availability of $40.9 million and total debt of $0.1 million as of December 31, 2008.

•	Favorable effects of the Company’s hedging program, before taxes, included the receipt of $16.5 million in cash from the settlement of 2008 zinc put options and an additional $64.5 million received from the sale of 2009 zinc put options with a strike price of $0.90/lb, partially offset by the purchase for $10.5 million of new 2009 put options with a strike price of $0.50/lb;
“The fourth quarter was unprecedented in the speed in which market conditions deteriorated. Our primary focus during the quarter was to reduce costs and cut operating capacity as the commodity price for zinc and demand for our products and services continued to decline,” said Jim Hensler, President and Chief Executive Officer. “As a result, we operated the Monaca smelting facility at lower levels, suspended production of zinc oxide made from higher cost feed sources, took an extended outage at our recycling operations over the holiday period and implemented a reduction in our workforce.”
Hensler further commented, “In anticipation of declining demand and in response to a significant decline in zinc prices, we took action as we entered the quarter to renegotiate purchased feed prices and cut smelter output by 17%. This action had the desired effect of reducing our cost of purchased feeds steadily during the quarter. The reduction in smelter output closely matched the reduction in market demand for zinc metal and zinc oxide. Domestic steel production declined during the fourth quarter which resulted in a significant decline in EAF dust receipts and dust revenue. New dust sources secured during the fourth quarter partially offset the decline from our current sources. Domestic steel production, which was at 34% of capacity utilization at the end of December, has recovered to 45% in mid-February 2009. This compares to capacity utilization of slightly over 90% in mid-August 2008.”

“We are pleased to have a strong liquidity position in the face of difficult financial markets. The hedges that we purchased earlier in the year have generated cash to partially offset the decline in the zinc price and support our investment plans. Construction of our new EAF dust processing facility in South Carolina, which commenced during the quarter, has been delayed to better match expected future demand for capacity and to take advantage of a lower cost construction environment,” Hensler added.
Fourth Quarter Financial Highlights
•	Product shipments decreased 8,016 tons, or 21.1%, to 29,966 tons for the most recent quarter.

•	Net sales decreased $27.4 million, or 23.0%, to $91.8 million, reflecting the decline in the average LME price of zinc. Lower average price realization and lower shipment volume reduced sales $37.1 million and $24.8 million, respectively. Net sales were increased by net gains of $37.1 million relating to our hedging activities in 2008 versus 2007. The quarter closed with a LME zinc price of $0.51/lb, compared to $0.75/lb on September 30, 2008.

•	Cost of sales (excluding depreciation) decreased $12.5 million, or 14.6%, to $73.0 million reflecting reduced prices on purchased feeds and reduced production and shipment levels. Reduced costs were partially offset by a $9.0 million charge to write-down certain inventories to market value at the end of the quarter.

•	Cash provided by operating activities (excluding capital spending) was $65.5 million for the quarter ended December 31, 2008 and included approximately $64.0 million, net of taxes, from hedging activities. Capital spending was $23.5 million for the quarter of which approximately $15.0 was associated with the Barnwell, South Carolina project. Cash and cash equivalents were $122.8 million as of December 31, 2008 compared to $76.2 million at December 31, 2007.
Fourth Quarter Shipments and Production Data

	Quarter ended December 31,
	2008	2007
Zinc production — tons	28,447	38,650
Zinc product shipments — tons	29,966	37,982
Zinc contained	27,069	34,165
Net sales realization
zinc products — per lb	$0.72	$1.33
zinc products — per lb zinc contained	$0.79	$1.48
LME average zinc price — per lb	$0.54	$1.19

On-going Cost Reduction and Growth Initiatives
According to Mr. Hensler, “It is very difficult to predict market demand in the current business environment. Given this low demand, low zinc price environment, our primary focus is to conserve cash by effectively managing working capital, limiting investments and reducing operating costs until the market outlook improves. Based on current business conditions, we have taken action to temporarily idle a second smelting furnace at Monaca and will continue to operate our recycling operations with our smallest Waelz kiln and the Beaumont facility idled for the near future. In addition, we have identified and are testing alternative lower-cost outlets for the by-product materials we have been processing at our Bartlesville plant. This has resulted in the suspension of operations at that location. Furthermore, we are aggressively pursuing numerous cost reduction and working capital reduction initiatives at each of our facilities.”
“In addition to our focus on cost reduction, we are also working on several revenue enhancement initiatives. We are making steady progress on our marketing efforts of iron rich material to the steel industry having recently completed a successful trial at one major steel producer. We are also working on several business development initiatives aimed at using some of our excess capacity for alternate metals recycling and recovery. We expect to have a clearer understanding of the potential of these initiatives by the second half of the year.”
“Recognizing that in the third quarter our recycling business was operating at full capacity, the current level of reduced steel output has afforded us the opportunity to target steel mills that are sending their dust to landfills. We have added new customers in the fourth quarter and are scheduled to receive dust from more new sources during the first half of this year. Given our expected growth in market share, the additional capacity under construction in Barnwell, SC will be essential when steel production recovers. As noted in our earlier press release, we have delayed the completion date of the Barnwell project and will adjust the construction schedule to meet market conditions. Given the current construction environment, we now believe that we can complete this project for 15-20% below our original investment estimates.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Monday, March 2, 2009, at 11:00 am EST to discuss the quarterly results. Dial-in instructions are as follows:
Dial-In Numbers:
United States: (800) 401-8436
International: (612) 332-0636
An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://65.197.1.15/att/confcast. Enter Conference ID# 985814 then click Go.
A replay of the call will be available beginning at 2:00 pm EST on Monday, March 2, 2009 and ending on Monday, March 9, 2009 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 985814

About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Pittsburgh, Pa., employs over 1000 people and has six locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Dec 31,		Twelve months ended Dec 31,
	2008	2007	2008	2007
Net Sales	$91,764	$119,160	$445,921	$545,579
Cost of sales (excluding depreciation)	73,042	85,561	353,248	373,359

Gross profit (excluding depreciation)	18,722	33,599	92,673	172,220
Depreciation	3,952	2,918	12,797	10,150
S G & A expenses	4,667	3,837	18,184	15,688

Income from operations	10,103	26,844	61,692	146,382
Interest expense	(385)	(434)	(1,474)	(7,589)
Interest and other income (expense)	(86)	1,284	1,871	3,037

Income before taxes	9,632	27,694	62,089	141,830
Income tax provision	3,322	10,457	22,647	51,147

Net income	$6,310	$17,237	$39,442	$90,683

Earnings per diluted share	$0.18	$0.49	$1.12	$2.85

Weighted average diluted shares outstanding	35,370	35,358	35,287	31,848

EBITDA (1)	$14,055	$29,762	$74,489	$156,532
Balance Sheet Items (unaudited)

	December 31,	December 31,
	2008	2007
Cash and equivalent	$122,768	$76,169
Other current assets	98,422	133,902
Property, plant and equipment, net	136,141	98,932
Other assets	1,147	5,801

Total assets	$358,478	$314,804

Current liabilities	60,278	60,053
Long-term debt	58	121
Other long-term liabilities	11,583	12,576
Stockholders’ equity	286,559	242,054

Total liabilities and stockholders’ equity	$358,478	$314,804

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Net income (2)	$6,310	$17,237	$39,442	$90,683
Income tax provision	3,322	10,457	22,647	51,147
Interest expense	385	434	1,474	7,589
Interest and other income (expense)	86	(1,284)	(1,871)	(3,037)
Depreciation	3,952	2,918	12,797	10,150

EBITDA	$14,055	$29,762	$74,489	$156,532

(2)	For the quarter and year ended December 31, 2008, includes $22.9 million and $43.7 million, respectively, net of taxes, of recognized gains associated with our hedging transactions.